Exhibit 10.2

September 22, 2014

John B. Henneman, III
1114 W. 11th Street
Austin, TX 78703

Dear Jack,

On behalf of NewLink Genetics, it is with great pleasure I extend to you an offer of employment as Executive Vice President & Chief Financial Officer reporting directly to me. In this capacity, you will be a member of NewLink Genetics’ executive team. You will be responsible for the overall execution of the accounting and finance division for the company. Your main office location will be our office in Austin, TX. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our team. We are pleased to offer you compensation at the rate of $30,000 per month to be paid on a semi-monthly basis. You will also be eligible for an annual performance bonus of up to 40% of your base compensation after completion of each full year of employment. The CEO/President will consider your input when determining the criteria for your performance objectives. The performance objectives will be subject to periodic review and adjustment at the discretion of the CEO/President. On the effective date of your employment, you will be granted a stock option to purchase 279,000 shares of NewLink Genetics Corporation stock, subject to the terms and conditions of the company’s stock option plan, option agreement, and award notice. The stock option gives you the right to purchase company stock and is on a graded vesting schedule with a one-year cliff provision. The vesting schedule and reference price will be included in the stock option documents.

Overview of the Compensation Package:

Base Salary Annual Rate:     $360,000
Performance Bonus:         Up to $144,000*
401(K):                Upon eligibility, 3% of base salary, up to $7,800 in contributions
Stock Options:            279,000 (or an equivalent mix of stock options and 25% RSUs)
Healthcare Coverage        Majority Company paid
20 Days PTO + 8 Holiday
Total Annual Package:        $511,800

*Up to 40% of base compensation dependent on meeting performance objectives
** Approximately 1% of total outstanding shares, 27,874,204, as reported as of May 6, 2014 on the cover of the 10-Q filed May 8, 2014.

Exhibit 10.2

NewLink also offers an attractive benefits package including group health, dental and vision insurance, a flexible spending tax savings plan, and paid time off. You will be entitled to participate in these employment benefits, subject to the company’s benefits policy and plans. You acknowledge that participation in the company’s benefit programs may require payroll deductions or direction contributions by you.

Additionally, after completing six months of employment with the Company, you become eligible to participate in our 401(k) Plan. The entry date is the first of the month following eligibility. NewLink Genetics will make a special company contribution to the 401(k) plan on your behalf equal to 3% of your total compensation each pay period. You will be immediately 100% vested in this special company contribution. You will receive the aforementioned 3% 401(k) contribution regardless of whether you defer any of your compensation into the plan. Details of the plan are available in the plan documents. You may also elect to participate in our dental, life and/or disability plans with an effective date of the first of the month after 90 days of employment.

This offer is contingent on your ability to obtain work authorization. You will also need to be able to provide document(s) for the I-9 form which states you can legally work in the United States. Further, by signing this letter, you confirm to NewLink that you have no contractual commitment or other legal obligations that would interfere with or limit your ability to perform your duties for NewLink.

We are looking forward to working with you and feel this will be a mutually rewarding relationship for you and NewLink Genetics. We are confident that you will make a valuable contribution to the success of the company. If you accept, the effective date of employment will be on or around October 1, 2014 unless otherwise mutually agreed in writing. If this is agreeable, please sign one copy of this letter.

If you have any questions, please don’t hesitate to call. I can be reached at (515)296-5555.

Sincerely,

/s/ Charles Link, Jr.             /s/ Nicholas N. Vahanian
Charles Link, Jr. MD                Nicholas N. Vahanian, MD
Chairman and CEO                President

Accepted and Agreed:

/s/ Jack B. Henneman III            9/23/2014
Jack B. Henneman III                Date